Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement on Form S-4 and related Prospectus of National Oilwell Varco, Inc., for the registration of 57,408,083 shares of its common stock and to the incorporation by reference therein of our reports, dated February 28, 2008, with respect to the consolidated financial statements and schedule of National Oilwell Varco, Inc., and the effectiveness of internal control over financial reporting of National Oilwell Varco, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Houston, Texas
March 7, 2008